Exhibit 4.2

AMENDMENT TO PLEDGE AND SECURITY AGREEMENT

AMENDMENT (this “Amendment”), dated as of April 30, 2007, among Mission Energy Holding Company (the “Pledgor”), Wilmington Trust Company, as Trustee under the Indenture (as defined below) (the “Trustee”), and Wilmington Trust Company, as Joint Collateral Agent (the “Joint Collateral Agent”).

WHEREAS, the Pledgor and the Trustee have heretofore executed and delivered the Indenture, dated as of July 2, 2001 (as amended and supplemented, the “Indenture”), pursuant to which the Pledgor has $ 799,957,000.00 million aggregate principal amount of 13.50% Senior Secured Notes due 2008 (the “Notes”) outstanding;

WHEREAS, the Pledgor has heretofore entered into a Credit Agreement, dated as of July 2, 2001 (the “Credit Agreement”), among the Pledgor, Goldman Sachs Credit Partners L.P., as Administrative Agent (the “Administrative Agent”) the other agents listed on the signature pages thereto and the Lenders (as defined therein);

WHEREAS, prior to the date hereof, the Term Loan Commitments (as defined in the Credit Agreement) have been terminated and the Obligations (as defined in the Credit Agreement) have been satisfied and discharged;

WHEREAS, in connection with the Pledgor’s issuance of the Notes and the Pledgor’s entry into the Credit Agreement, the parties hereto entered into the Pledge and Security Agreement, dated as of July 2, 2001 (the “Pledge and Security Agreement”), among the Pledgor, the Trustee, the Joint Collateral Agent and the Administrative Agent pursuant to which the Pledgor pledged to the Joint Collateral Agent for the benefit of the Joint Secured Parties a security interest (the “Security Interest”) in the Collateral;

WHEREAS, pursuant to Section 6.06 of the Pledge and Security Agreement, the terms of the Pledge and Security Agreement may be amended only by an instrument in writing duly executed by each party thereto and approved by the Required Secured Parties; and

WHEREAS, the parties hereto have agreed to amend the Pledge and Security Agreement to clarify, for the avoidance of doubt, that the Security Interest in the Collateral can be released with the consent of Holders of at least a majority in principal amount of the outstanding Notes.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Definitions. Except as otherwise defined herein, terms defined in the Pledge and Security Agreement are used herein (and in the introductions and recitals hereto) as defined in the Pledge and Security Agreement.

Section 2. Amendment. As of the Effective Date (as defined below), the Pledge and Security Agreement shall be amended as follows:

(a)  The following definition shall be added to Section 1 in the proper alphabetical sequence:

“Requisite Consents Event” shall mean (i) the receipt of consents of Holders (as defined in the Indenture) of at least a majority in principal amount of the Outstanding Securities (as defined in the Indenture) to the release of all security interests in the Collateral and (ii) the effectiveness of the First Supplemental Indenture, dated as of April 30, 2007, between the Pledgor and the Trustee.”

(b)  The following sentence shall replace the first sentence of Section 4.11:

“Notwithstanding anything to the contrary set forth herein, upon the occurrence of either (a) a Termination Event or (b) a Requisite Consents Event, this Agreement shall terminate, and the Joint Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to the Pledgor upon written notice in substantially the form as set forth on Exhibit A hereto.”

(c) Exhibit A hereto shall be added as “Exhibit A” to the Pledge and Security Agreement.

Section 3. Effectiveness. This Amendment shall be effective and binding immediately upon its execution by the Pledgor and the Joint Collateral Agent, but, notwithstanding anything in the Pledge and Security Agreement to the contrary, the amendments to the Pledge and Security Agreement set forth in Section 2 hereof shall not become operative unless and until the Acceptance Time has occurred under the First Supplemental Indenture, dated as of April 30, 2007, between the Pledgor and the Trustee, and the Pledge and Security Agreement will remain in effect in its current form until such amendments become operative. If the offer and consent solicitation set forth in the Offer to Purchase and Consent Solicitation Statement, dated April 17, 2007, is terminated, withdrawn or otherwise not completed, this Amendment will have no force or effect, and the amendments to the Pledge and Security Agreement set forth in Section 2 of this Amendment will not become operative.

Section 4. Concerning the Joint Collateral Agent. The recitals contained herein shall be taken as the statements of the Pledgor, and the Joint Collateral Agent assumes no responsibility for the correctness of the same. The Joint Collateral Agent makes no representations as to the validity or sufficiency of this Amendment.

Section 5. Certain Duties and Responsibilities of the Joint Collateral Agent. In entering into this Amendment, the Joint Collateral Agent shall be entitled to the benefit of every provision of the Pledge and Security Agreement relating to the conduct or affecting the liability or affording protection to the Joint Collateral Agent, whether or not elsewhere herein so provided.

Section 6. Miscellaneous. Except as expressly amended hereby, all terms and provisions of the Pledge and Security Agreement are and shall remain in full force and effect. This Amendment may be executed in any number of counterparts and by facsimile signature, all of which taken together shall constitute one and the same original instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[THE REST OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized.

MISSION ENERGY HOLDING COMPANY,

as Pledgor

By:	/s/ Mark C. Clarke
Name: Mark C. Clarke
Title: Controller

WILMINGTON TRUST COMPANY,
as Trustee

By:	/s/ Mary St. Amand
Name: Mary St. Amand
Title: Vice President

WILMINGTON TRUST COMPANY,
as Joint Collateral Agent

By:	/s/ Mary St. Amand
Name: Mary St. Amand
Title: Vice President

EXHIBIT A TO

AMENDMENT

FORM OF PLEDGOR NOTICE

[Date]

Wilmington Trust Company,

As Joint Collateral Agent

Rodney Square North

111 North Market Street

Wilmington, Delaware 19890

Attn: [                    ]

Re:  Pledge and Security Agreement, dated as of July 2, 2001 (as amended, the “Pledge and Security Agreement”), among Mission Energy Holding Company (the “Pledgor”), Goldman Sachs Credit Partners L.P., as Administrative Agent, Wilmington Trust Company, as Trustee, and Wilmington Trust Company, as Joint Collateral Agent.

Dear Sir/Madam:

Pursuant to Section 4.11 of the Pledge and Security Agreement, you are hereby notified that a [Termination Event][Requisite Consents Event] has occurred. All defined terms not defined herein shall have the meanings given thereto in the Pledge and Security Agreement.

I,  [              ] of the Pledgor, hereby certify that the Pledgor has complied with the provisions of the Debt Documents permitting the release of all Collateral and the termination of all Liens on all Collateral.

In connection with the foregoing, you are hereby requested to execute the attached Release Agreement and deliver such agreement to my attention at the address below. Further, you are hereby requested to surrender, release, assign, transfer and deliver (without representation or warranty) to my attention at the address below the Pledged Shares.

_______________________

By:

Address :

Mission Energy Holding Company

2600 Michelson Drive, Suite 1700

Irvine, California  92612

Attn.